CONFIDENTIAL

Citigroup Inc.

December 11, 2024

Banco de Chile
Ahumada 251, Piso 2
Gerencia General
Santiago, Chile

Re: Amendment to Amended and Restated Trademark License Agreement

Ladies and Gentlemen:

Reference is made herein to the Amended and Restated Trademark License Agreement, entered into as of November 29, 2019, by and between Citigroup Inc., a Delaware corporation ("Citi"), and Banco de Chile, a company organized and existing under the laws of the Republic of Chile ("BCH" and, together with Citi, the "Parties") (as may be amended, restated, supplemented or otherwise modified from time to time, the "TMLA").

Unless otherwise indicated, capitalized terms used in this letter and any schedules attached hereto (this "Letter") and not otherwise defined herein or therein shall have the meanings ascribed to such terms in the TMLA. This Letter shall be effective immediately upon execution by the Parties.

The TMLA (except as specifically amended herein) shall remain in full force and effect. On and after the execution and delivery of this Letter, (i) each reference in the TMLA to "this Agreement", "hereof", "hereunder" or words of like import referring to the TMLA shall mean and be a reference to the TMLA, as amended by this Letter.

NOW, THEREFORE, in consideration of the covenants and agreements set forth in this Letter, and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, and notwithstanding anything to the contrary in the TMLA, the Parties hereby agree as follows:

1. Amendment to License Grant. Effective immediately upon execution of this Letter, and pursuant to the implementation periods set forth in paragraph 3(c) below, each of the Parties hereby agrees to amend Section 2 (Grant of License) of the TMLA by adding the following at the end of such Section:

   For clarity, this Agreement does not permit BCH or the BCH Parties to, and BCH shall not, and shall cause the BCH Parties not to, use any Licensed Citi Marks for any retail or consumer products or services, other than external signage on the Banco Edwards branches listed on Annex A to Schedule 2 (provided, however, that BCH may add new, or close existing, Banco Edwards branches from time to time, and such new branches will be deemed to be included on Annex A to Schedule 2) (these branches referred to collectively

as the "Authorized Banco Edwards Branches" and use on such external signage is referred to as the "Sole Retail Authorized Use").

2. Amendment to Schedule 2. Effective immediately upon execution of this Letter, and pursuant to the implementation periods set forth in paragraph 3(c) below, each of the Parties hereby agrees to amend Schedule 2 (Licensed Citi Marks and Authorized Products and Services) of the TMLA by deleting it in its entirety and replacing it with Exhibit A attached hereto.

3. Wind-Down Period.

   a. BCH, on behalf of itself and the BCH Parties, hereby represents and warrants that, as of the date hereof, in connection with retail or consumer products and services: (i) the use of Licensed Citi Marks is limited to: (A) the Sole Retail Authorized Use; (B) internal signage and/or advertising on the Authorized Banco Edwards Branches; (C) Banco Edwards ATMs, (D) the Banco Edwards website (including https://portales.bancoedwards.cl/personas), (E) selected customer and business stationery and materials, including, without limitation, customer welcome kits and business cards, and (F) checks and checkbooks; and (ii) no Licensed Citi Marks are used by the BCH Parties in debit cards or credit cards (except for corporate credit cards issued to employees of Banco de Chile corporate clients).

   b. Except for, and subject to, paragraph 3(c) below, BCH, on behalf of itself and the BCH Parties, hereby acknowledges and agrees that effective immediately upon execution of this Letter, it and they shall cease all uses of the Licensed Citi Marks, other than uses that are permitted pursuant to Schedule 2 of the TMLA (as amended pursuant to this Letter).

   c. As soon as reasonably practicable following the date hereof, but in no event later than as set forth in items (i) through (v) below, BCH shall, and shall cause the BCH Parties to, remove or otherwise obliterate all Licensed Citi Marks from all assets and materials owned or used by the BCH Parties (other than materials owned or used by the BCH Parties permitted pursuant to Schedule 2 of the TMLA, including the Sole Retail Authorized Use):
      (i) Banco Edwards website (including https://portales.bancoedwards.cl/personas): 6 months from the date hereof.
      (ii) Internal signage and/or advertising on the Authorized Banco Edwards Branches: 9 months from the date hereof.
      (iii) Selected customer and business stationery and materials, including, without limitation, customer welcome kits and business cards: 9 months from the date hereof.
      (iv) Banco Edwards ATMs: 12 months from the date hereof.
      (v) Checks and checkbooks: 9 months from the date hereof, provided, however, that neither BCH nor the BCH Parties shall be required to replace or cancel

any checks or checkbooks bearing the Licensed Citi Marks delivered to clients prior to the ninth-month anniversary of the date hereof.

d. All use of a Licensed Citi Mark by a BCH Party under this Section 3 shall be subject to all terms and conditions of the TMLA.

4. **Remaining Provisions in Effect**. Except as expressly set forth herein, the TMLA remains in full force and effect in accordance with its terms. All references in the TMLA to the TMLA shall be deemed to be references to the TMLA after giving effect to this Letter.

5. **Miscellaneous**. This Letter shall be subject to all applicable provisions of Sections 23 through 39 of the TMLA, *mutatis mutandis*.

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Sincerely,

CITIGROUP INC.

By: ______________________________
Name:
Title:

Accepted and agreed:

BANCO DE CHILE

By: ______________________________
Name:
Title:

Sincerely,

CITIGROUP INC.

By: ______________________________
Name:
Title:

Accepted and agreed:

BANCO DE CHILE

By: ______________________________
Name: Eduardo Ebensperger Orrego
Title: C.E.O.
Bco de Chile.

[Signature page Trademark License Agreement Amendment December 11, 2024]